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As filed with the Securities and Exchange Commission on October    , 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OWNERTEL, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2634747 (I.R.S. Employer Identification Number)
2870 Peachtree Road, #176 Atlanta, Georgia (Address of Principal Executive Offices)	30305 (Zip Code)

OWNERTEL, INC.
Consulting Agreements
(Full title of the plan)

William G. Head, III
Chairman of the Board, President and Chief Executive Officer
OWNERTEL, INC.
2870 Peachtree Road, #176, Atlanta, Georgia 30305
(Name and address of agent for service)

(404) 237-8605
(Telephone number, including area code, of agent for service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock	630,000	1.10	$693,000	$63.76

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Consulting Agreements by reason of any stock dividend, stock split, recaptialization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of OwnerTel, Inc.

(2)
Calculated for purposes of this offering under Rule 457(c) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2 Registrant Information and Employee Plan Annual Information.*

*Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        OwnerTel, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

        (a)  The Registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on April 15, 2002;

        (b)  The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

        (c)  The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2002, filed with the Commission on August 13, 2002;

        (d)  The description of the Registrant's Capital Stock contained in the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 2, 2002.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        The indemnification provisions in OwnerTel bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid.

Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of OwnerTel pursuant to the foregoing provisions, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5.1	Opinion and consent of Greenberg Traurig, LLP
23.1	Consent of Independent Public Accountants — Rodefer Moss & Co.
23.2	Consent of Greenberg Traurig, LLP is contained in Exhibit 5.1
99.1	Consulting Agreement with Angela Bordwell
99.2	Consulting Agreement with Paul K. Danner
99.3	Consulting Agreement with Christopher Liston
99.4	Consulting Agreement with Frank Manfredi
99.5	Consulting Agreement with Tonya L. Turk

Item 9. Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report, pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 23, 2002.

OWNERTEL, INC.
By:	/s/ WILLIAM G. HEAD, III William G. Head Chairman of the Board, President, and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	POSITION	DATE

/s/ WILLIAM G. HEAD, III William G. Head, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 23, 2002
/s/ ELIZABETH CREWS Elizabeth Crews	Secretary and Director (Principal Financial and Accounting Officer)	October 23, 2002

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES